REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Mercedes-Benz Financial Services USA LLC
We have examined Mercedes-Benz Financial Services USA LLC's ("MBFS USA LLC" or the
"Company") formerly known as DCFS USA LLC, compliance with the servicing criteria set forth in Item
1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for United States Consumer
Automotive Retail Installment Sale Contracts (the "Platform") described in the accompanying Report on
Assessment of Compliance with Applicable Servicing Criteria of MBFS USA LLC ("Management's
Report") as of and for the year ended December 31, 2011, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(v),
1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the asset-backed transactions and securities defined by management in Appendix A of Management's Report. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the
Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform.
Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

As described in Management's Report, the Company engaged various vendors to perform servicing activities with respect to criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(viii). The
Company determined that each vendor is not considered a "servicer," as that term is defined in Item
1101(j) of Regulation AB, and therefore, the Company is assuming responsibility for compliance with such servicing criteria applicable to each vendor's servicing activities. In accordance with Regulation AB and its related interpretations, the requirement for management to assess compliance with the servicing criteria applicable to a vendor's activities is satisfied if the Company has instituted policies and procedures to monitor whether such vendor's activities comply in all material respects with such criteria. Compliance with the applicable servicing criteria is achieved if those policies and procedures are designed to provide reasonable assurance that such vendor's activities comply with such criteria and those policies and procedures are operating effectively for the period covered by Management's Report. Our examination does not provide a legal determination of whether a vendor is or is not considered a servicer, and therefore, on whether the Company, in its Management Report, is eligible to elect to take responsibility for assessing compliance with the servicing criteria applicable to each vendor's servicing activities.

Our examination disclosed the following material noncompliance with 1122(d)(4)(vii) and 1122(d)(4)(viii)
applicable to the Company as of and for the year ended December 31, 2011for the Platform.
1.
With respect to servicing criteria 1122(d)(4)(vii), certain loss mitigation or recovery actions were not initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
2.
With respect to servicing criteria 1122(d)(4)(viii), certain records describing the Company's activities in monitoring delinquent pool assets were not maintained as specified in the transaction agreements.
In our opinion, except for the material noncompliance described in the preceding paragraph, Mercedes-
Benz Financial Services USA LLC complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2011 for the United States Consumer
Automotive Retail Installment Sale Contracts.

The information included in the Management Response section of Appendix B of Management's Report is presented by the Company to provide additional information and is not a part of the Company's servicing criteria. The information in the Management Response section of Appendix B has not been subjected to the procedures applied in the examination of compliance with applicable servicing criteria, and accordingly, we express no opinion on it.

/s/ GRANT THORNTON LLP

Southfield, Michigan
March 26, 2012